Exhibit 99.2

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                          Page 1

                                  CURON MEDICAL

                             Moderator: Larry Heaton
                                 April 21, 2004
                                  3:30 p.m. CT

Operator:       Thank you for standing by and welcome to the Curon Medical first quarter 2004 earnings conference call. Today's call is being recorded.

                Now at this time for opening remarks and introductions, I'd like to turn the conference over to the President and Chief Executive Officer, Larry Heaton. Mr. Heaton, please go ahead.

Larry Heaton:   Thank you and thank each of you for joining us this afternoon.
                Welcome to our quarterly earnings conference call. I will let you know that our earnings report has crossed the wire as of 4:00 this afternoon and encourage you to take a look at that at your convenience.

                Before we go ahead with any further remarks, our lawyers have asked me, as always, to inform everyone listening to this conference call that certain of the matters we will discuss today or answers that we may give to any questions could constitute forward-looking statements that are subject to risks or uncertainties relating to our future financial or business performance. Our actual results could differ materially from those anticipated in these forward-looking statements. The factors that might effect our results are detailed in our periodic filings with the SEC including but not limited to those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations: Factors Effecting Future Results" in our annual report on Form 10-K for the year-ended December 21 - I'm sorry -

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                December 31, 2003 filed with the SEC on February 27th, 2004. You can access this document and the SEC's Edgar Database found at www.sec.gov. Please note that we are under no obligation to update any of the forward-looking statements discussed today.

                That out of the way, let me take a moment to introduce the people who are with me here, as we may turn to them during the question-and-answer session; Alistair McLaren, our Chief Financial Officer; our Controller, (Christine Steel); Pat Rimroth, our Senior Vice President of Operations and R&D; and David Smith, our Senior Vice President of Sales and Marketing.

                To review the results of the first quarter we will highlight the following areas today; financial results including sales, earnings and the balance sheet; sales and marketing; reimbursement; clinical publications; and the Secca system.

                Let's begin with the financial results and we'll review here the points that were detailed on the press release earlier. First with respect to sales, Curon Medical had sales of $1,009,000 in the first quarter versus same quarter sales in 2003 of $709,000; and fourth quarter 2003 sales of $1,061,000. This first quarter performance represents a 42 percent increase versus the same quarter a year earlier and is the first time the company has ever put together back-to-back million dollar plus quarters. When compared to the average quarterly sales over the last two years of $853,000, the first quarter performance reflects a 19 percent increase and a significantly higher base of sales, which we'll talk about more in just a moment.

                Unit sales for the first quarter. Unit sales were 14 Stretta Control Modules, plus the placement of seven additional Stretta Control Modules and seven Secca Control Modules for evaluation. We set up 21 new hospitals to perform Stretta procedures and eight new hospitals to perform Secca procedures during the quarter. Both of these represent a substantial increase versus the same year and a nominal increase versus last quarter as well.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                Sales of disposables were 502 Stretta disposable catheters and
                60 Secca disposable handpieces. We'll breakout these figures in greater detail in just a moment.

                Earnings. Net loss for the quarter was 17 cents per share versus a fourth quarter 2003 loss of 24 cents per share and a first quarter 2003 loss of 16 cents per share. Significantly, gross profit improved to a loss of 56,000 for the quarter. At this point, we are confident that with an increase in sales we will be in a positive gross margin situation in the current and future quarters. Eventually as we reach higher sales volumes, our gross margins will reach levels typically seen in the industry, exceeding 60 to 70 percent plus at the sales volumes associated with breakeven and profitability.

                The balance sheet. We took steps in the early part of the quarter to bolster our balance sheet through the private placement of common stock to a group of institutional investors, raising approximately 13.5 million in gross proceeds through the sale of 4,025,000 newly issued - new issued shares of Curon Medical common stock at a price of $3.36 per share. That represented about a 12.7 percent discount at the time that the deal closed. We closed the round on February 6th, after a week-long road show in New York and San Francisco with the help of Bank of America Securities.

                Net proceeds to the company were approximately $12.7 million. Investors received five-year warrants to purchase an aggregate of 905,625 common shares at a price of $4.71 per share, representing a 40 percent premium to the placement price. This enhancement to our balance sheet with the infusion of cash positions us very well to execute our strategy as we move throughout 2004 and 2005.

                Now we shift to sales and marketing. We were very pleased with the sales results for the quarter delivering the second consecutive million dollar sales quarter for the first time in the company's
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                history and setting firmly in place what we believe to be a new foundation of sales substantially higher than we saw in 2003 or 2002.

                For the first quarter the sales broke out as follows. In the United States direct and indirect sales combined were $1 million. While we do not break out sales by channel, we will say that we are pleased with the performance of our manufacture representative group, particular those distributor firms that were targeted for training and support by our Vice President of Sales for the Indirect Channel, (Carlos Babini), and his new staff for the previous quarter of two regional managers. We anticipate continued growth for this segment of our business and are confident that they will play an important role in delivering sales growth throughout this year, and importantly, in 2005.

                On the international front. Sales were a nominal $9,000. As we turned our attention to this segment during the quarter we saw some excellent opportunities for future growth, which we are planning on capitalizing upon under new management for the international segment following a management change for this area that we made during the quarter.

                A couple of areas are especially promising. In France, gastroenterologists are conducting a 100-patient perspective randomized multi-center trial comparing the Stretta procedure to proton pump inhibitor drug therapy. This study will generate revenue from the sale of the 50 catheters required to perform the Stretta procedures. The other 50 will just be getting PPI drugs. It will develop a group of French physicians trained and equipped to perform the procedure on an ongoing basis. It will produce data for the French authorities to consider in making decisions regarding reimbursement. And will produce the first data available anywhere on a head-to-head basis of the Stretta procedure versus proton pump inhibitors.

                Now as an aside, while we position the Stretta procedure for those patients who are either refractory to, they don't benefit from, or intolerant of, they have side effects to proton pump drug
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
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                therapy, currently - and that represents a total $180 million annual market for the company, we have our sights set over the horizon in the future on competing more directly with proton pump inhibitors. This data will be the first in a series, we think, of data that will be available that will help us to ascertain the efficacy head-to-head.

                We're confident, frankly, that we're going to be showing good results in this trial because even though we did not initiate the trial nor are we paying for the trial in any way, to the extent that proton pump inhibitors - to the extent that the Stretta procedure benefits those patients who have failed proton pump inhibitors, we believe that we'll compare very nicely with them. That's our belief and more to come on that as the data's available in the future. That's France.

                In Belgium, the University of Lueven is conducting a comprehensive perspective, randomized sham controlled trial designed to produce data on safety and efficacy of the Stretta procedure versus a sham procedure. And it's also expected to produce definitive data regarding the mechanism of action of this procedure. While we are assisting with the disposable products for this trial, it is a reflection of the interest of Belgian gastroenterologists that they are covering all other costs associated with the study, which they initiated, again, on their own.

                In South Africa ongoing efforts to secure reimbursement coverage for the Stretta procedure have resulted in coverage of approximately two-thirds of the covered lives. We recently, last month, trained the entire sales staff of Perry Hill International, our South African distributor, to take advantage of this enhanced climate and expect sales growth in this area as well.

                In Latin America-South America we have recently secured regulatory approval to sell into Brazil, Mexico, and the Dominican Republic and expect our first sales into these countries during the current quarter.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                          Page 6


                In Asia and the Far East we expect regulatory approval soon for China - it's been in process now for some time - and are in the process of discussions with multiple potential distribution partners for Japan. Those that we have spoken to at this point are optimistic that regulatory approval should be less time consuming than usual in that market due to the fact that we already have a published perspective, randomized, sham controlled clinical trial available.

                While our central focus here at Curon will continue to be on domestic sales, from these and other ongoing efforts we do expect growth in the international arena going forward.

                Marketing. Our marketing focus continues to be the areas we've discussed on previous quarter's calls, specifically driving usage at the installed base, and gendering support from specialty thought leaders, efforts to create differentiation versus other intraluminal therapies, and provide and support for clinical data.

                Important from the previous quarter is to highlight some of the activities with the specialty societies. At the recent annual meeting of the SAGES, Society of American Gastrointestinal Endoscopic Surgeons Minimally Invasive Surgical Society, the Stretta procedure was the subject of a variety of activities including being taught to participating surgeons in a hands-on animal lab session on the first day of the meeting, to being featured at a panel discussion at a dedicated Stretta breakfast seminar, to several podium presentations in the scientific sessions, and to emerging from a formal panel discussion on the treatment of GERD, or Gastrointestinal - Gastroesophageal Reflux Disease, as the procedure best positioned for surgeons to adopt now as the intraluminal approach to GERD for their practice.

                All of these activities contributed to a strong showing for the company in terms of lead generation, all of which will help us grow sales during the coming quarters.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                The ASGE, or the American Society for Gastrointestinal
                Endoscopy, has conducted several courses now for gastroenterologists over the past quarter at their corporate headquarters training center in the Chicago area, at which they learned from ASGE faculty - participants, that is - learned from ASGE faculty and our representatives how to perform the Stretta procedure amongst the other intraluminal procedures. This direct comparison of all intraluminal therapies gives us an excellent forum to gain adopters of the Stretta procedure.

                At the upcoming Digestive Disease Week Meeting in May, the ASGE is conducting a similar course for interested participants which will give us a similarly excellent exposure at this important meeting. In addition, we will have a station in the DDW Learning Center this year at which we will be able to train gastroenterologists in the procedure throughout the meeting. We'll have a permanent installation and learning center, we can take physicians straight from our booth right over to the learning center and teach them how to do it. This should help us generate strong leads and move potential customers through several steps in the decision making process very quickly.

                Reimbursement. As we look beyond new capital sales, our focus continues to be on increasing usage by physicians with systems in place. While training and field support are certainly factors in this issue, the most significant driver of ongoing usage continues to be reimbursement. In this area our objectives have been to seek enhanced coding, coverage and reimbursement for our products by facilitating movement along a continuum from non-coverage to coverage on a case-by-case basis to positive coverage.

                And with respect to coverage, we continue to report significant momentum in this area. During the quarter three new states,
                Ohio, West Virginia, and South Carolina, were added to the ranks of those with Medicare coverage for the Stretta procedure in place, bringing the total to nine states with Medicare coverage to date.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                The ((inaudible)) has now grown to 22.1 million people, up 10 percent from the 20 million covered lives we reported three months ago, not counting the federal employees that could be covered by selecting the NALC policy as their primary carrier. Overall this represents approximately 9.3 percent of all covered lives in the United States, which is, obviously, minimal penetration on the part of the total universe but provides a significant market opportunity for Curon. We'll continue to make progress in expanding coverage during the year, which will be aided by upcoming milestones in the area of coding.

                With respect to coding, as previously reported, the most significant milestone is the American Medical Association's decision to issue a Category 1 CPT code for the Stretta procedure effective January 1, 2005. While the fact that they have done this is known to certain constituents in the healthcare arena, and we attempt to leverage that whenever and wherever we can, the first formal publication of this code will be in what's called the final rule later this year and the new permanent mainstream CPT-1 code will officially take effect in January of 2005.

                Our belief is that as this code takes effect we will be increasingly successful in gaining coverage for the Stretta procedure. Our target is to reach 75 percent coverage by the middle of 2005. This will produce a covered population of 180 million Americans, up from22.1 million today.

                Applying our market segmentation analysis to this population, we think, for example, that the total market for patients who are not satisfied on drug therapy is approximately 180,000 procedures annually. 75 percent of them would be approximately 135,000 procedures with a per-procedure revenue to the company of approximately $1,000 procedure yielding an annual market size at that point of approximately $135 million in sales. Clearly, we have an excellent opportunity for growth over the coming several years.

                As mentioned previously, an underlying foundation for positive decisions on reimbursement is that the procedure is safe and efficacious as well as durable. During the recent quarter we are
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
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                pleased to report that several clinical presentations were made or published, adding to the already considerable body of peer review clinical evidence on these subjects.

                At the last International Congress of the European Association for Endoscopic Surgery Meeting in Glasgow, Scotland, Dr. (Alfonso Taquatty) of Vanderbilt University here in the United States presented data regarding long-term experience with the Stretta procedure reporting on 36 patients followed an average of two years. Of these, 83.3 percent were, quote, "highly satisfied with the procedure and would have it performed again," unquote. 56 percent of patients were completely off all drugs, all PPI drugs, and an additional 31 percent had reduced their dose of drugs significantly, bringing the total to 87 percent with some benefit from the Stretta procedure. And these were primarily patients who had inadequate control of symptoms on PPIs. So on drugs they still had symptoms, after the Stretta procedure 56 percent off all drugs, 31 percent more significantly reduced in terms of their drugs, and 83.3 percent overall highly satisfied and would have it again.

                At this month's past SAGES meeting Dr. (Romy Lofti) of Vanderbilt expanded on this data in a presentation with follow up out to an average of 26 months, and some data reported on patients beyond three years. In fact, the title of the presentation talked about three-year data. His presentation demonstrated continued durability at this longer term and, very importantly, correlated the rate of response to the procedure to reductions in acid exposure documenting normalization of acid in half of the patients.

                This data is important as people seek to understand the
                mechanism of action and are interested in making sure that they are, in fact, gaining a benefit from the reduction of acid as opposed to some other non-specified or dubious type of a mechanism. Very important data that was presented just this past couple weeks ago between March 31st and April 4th or 5th in Denver.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                         Page 10


                At the Central Surgical Association Meeting in Chicago last month, Dr. (Scott Melvyn) of Ohio State University presented data from their experience, from 50 patients who underwent the Stretta procedure because they failed to achieve symptom control in spite of being on PPI therapy. They reported on specific subsets of patients who were deemed poor surgical risks due to either obesity or previous failed anti-reflux surgery. Their results confirms the efficacy of the Stretta procedure to control GERD symptoms in all patients and promotes the strategy of offering this non-surgical therapy to patients who are sub-optimal candidates for surgical intervention, specifically, obese patients, and those with failed anti-reflux surgery.

                Obese patients are a very significant group because typically they have a lot of GERD, and especially when they undergo any of the various procedures to combat obesity oftentimes a byproduct of that is they develop acid reflux.

                So in addition to those that I highlighted specifically, articles on Stretta or Secca appeared in a variety of other journals including cover articles in RN Magazine, and Surgical Product Spotlight, and articles in the Journal of Pediatric Surgery, Gastroenterology Nursing, EndoNurse, Gastro and Endo News, The American Journal of Gastroenterology, Surgical Endoscopy Journal, Physicians Weekly, and The National Association for Continence Newsletter. Clearly there is growing traction around the procedures as reflected in the proliferation of research, presentations, and publications, all of which will position us well to leverage broader reimbursement coverage as it grows. In fact, it will leverage us well to gain reimbursement coverage and then to leverage it as we are successful.

                I'd like to now turn attention to the Secca system for the treatment of fecal incontinence. During the first quarter we continued to build momentum with this new platform for the company. We have seen some early uptake of the Secca system with eight systems placed during the first quarter and 29 systems placed to date, not counting the 15 sites which are equipped to perform the procedure as part of the ongoing perspective, randomized, sham controlled clinical trial. As
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
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                                                                         Page 11


                enrollment in this study is completed - and we expect that around midyear - and these sites are transitioned to clinical practice sites, our install base will grow significantly, essentially overnight.

                We have continued the pilot program launched in the fourth quarter that allows a hospital to bring the proprietary Secca Control Module into the hospital with no upfront capital cost for a period of three to six months. They purchase the disposable handpieces to be able to perform a half a dozen or more procedures and gain both clinical and business experience before they issue a purchase order for the purchase or lease or rental of the equipment.

                We now have 14 sites participating in this program with the first of them due to reach the milestone during this quarter at which we will generate our first revenue from the capital component of the system. This should yield steady capital sales revenue growth during the coming quarters as the pipeline fills and grows on a steady basis.

                With regard to reimbursement for Secca, clearly, the most desirable scenario is one in which the procedure is fully reimbursed. And we are in conversation with CMS regarding the best way to facilitate that. While it is early, we are heartened by our conversations with them and with our advisors, our MD advisors, regarding the pathway to a CPT-1 code for this procedure, which so clearly fills a gap in therapies for often desperate patients.

                In the interim, until reimbursement is arranged, we continue to facilitate the patient pay approach. As previously reported, we have teamed with a healthcare finance company that will finance a hundred percent of the cost of the procedure to a hundred percent of the patients requesting it, with no turn downs for credit, for a period of seven years at eight percent, so that no patient has to do without the procedure because of their financial condition.

                Our marketing department is in the process now of developing a turnkey program for colorectal physician offices to assist in educating patients and referring physicians in their communities
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                about the availability and benefits of the procedure and in presenting the financial program to their patients, because we recognize that there are really no other procedures that colorectal surgeons offer on a per patient pay basis. And so we need to assist those offices on a going-forward basis.

                On the clinical front, we continue patient accrual in our perspective, randomized, double blinded, sham-controlled trial of the Secca procedure. We are pleased with the patient - with the pace of patient accruals in the study, with over 89, maybe up to 90 patients accrued to date. We anticipate completion of accrual by the midyear or shortly thereafter, and we're currently evaluating opportunities for interim publication of that data. Otherwise we think that that will be published in 2005.

                In addition, we recently initiated in the National Registry for Physicians and Patients undergoing the Secca procedure. Through this registry, which is open to all physicians to enroll patients in, we will gather data regarding safety and efficacy of the Secca procedure on an ongoing basis for use with gaining reimbursement CPT coding, and gaining reimbursement coverage.

                Finally with respect to Secca, our entire R&D and marketing team is very proud to announce that we have recently been informed by Medical Device and Diagnostic Industry, MDDI Association, that the Secca system has won a medical design excellence award for 2004 and was, in fact, one of only a few products featured in the April 2004 edition of their journal.

                We're looking forward to the upcoming meeting of the American Society of Colon and Rectal Surgeons - which will be held in May
                - for the opportunity that it presents to drive awareness in this physician community. And we expect very good progress in adoption of this technology in the months and quarters to come.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                         Page 13


                In conclusion, during the first quarter we sustained significant momentum in the area of sales and are now leveraging the fully-trained sales channels to enhance adoption and penetration of our various technologies.

                We appreciate your interest in our company and its products, and I'd be happy or our team will be happy to answer any questions that you may have.

Operator:       Today's question-and-answer session will be conducted
                electronically. If you'd like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. Once again, that is star one for a question. And we'll pause just a moment to assemble the roster.

                And we'll first go to Eli Jammerman with Cathay Financial.

Eli Jammerman:  Yes, good afternoon.

Larry Heaton:   Hello, Eli, how are you?

Eli Jammerman:  I'm good. Thanks. Couple of questions here, firstly, how long of a follow-up period do you think you might have to have for a trial to show that you can actually reduce the incidence of Barrett esophagus?

Larry Heaton:   Well, boy, that's an interesting question. There has not, to my knowledge, ever been any trial that has documented the - a reduction in Barrett's esophagus in any population including of
                PPI drugs. In fact, to my knowledge the longest trial of any PPI drugs is only followed up out to one year.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                         Page 14


                Barrett's esophagus is an interesting phenomenon and for everyone on the call, it's simply the presence of essentially gastric cells up in the esophagus. It's when, because of constant exposure to something in the refluxate, whether it's the acid in particular or it's the refluxate generally, and that still is questionable but may be, in fact, acid - that the cells more from esophageal cells which can't well tolerate acid, obviously, our you wouldn't have esophagitis problems - into gastric cells.

                I've heard many gastroenterologists say that they have never seen a patient develop Barrett's. In other words, they've never had a patient who had pretty bad esophagitis one day but no Barrett's and then they come in a little bit later because they didn't take their meds or their meds didn't work and they all of a sudden have Barrett's. They only say, to my knowledge, that they've seen patients that already have Barrett's.

                In fact, the incidence of Barrett's - there was a VA study done not long ago - is pretty - it's fairly significant in terms of the number of patients, people overall, that have it. But you wouldn't know that typically because it's not - they're not - a lot of them are not symptomatic. The VA did a study where they looked at everybody and found out that a lot of people had Barrett's even though they weren't symptomatic.

                So I guess - I guess the way to answer the question is that it's couple things. One, we don't know, no one knows, what causes Barrett's. There is - for sure there is a tendency to believe that it's exposure to the esophagus of acid. And if that's the case, then people on PPI therapy should not develop Barrett's. (Tom DiMester) - Dr. (Tom DiMester), Chairman of Department of Surgery at USC, I'm aware of has spoken about this issue and has said that, geez, if you look at the demographic studies about the same time that you have the advent of PPIs coming into the United States at about that same time you also get an increase in the incidents of Barrett's esophagus. And so maybe what's happening is the PPIs are masking other things which are causing Barrett's.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                         Page 15


                So let me say this, no one really knows what exactly causes Barrett's, and so, therefore, no one really knows how to prevent it. We certainly, with the Stretta procedure, would not claim to have any effect on Barrett's. What we would say is that we significantly reduce acid exposure in those patients that have a Stretta procedure. We for sure significantly - we do that not by eliminating the acid or suppressing the acid in the first place but by stopping the reflux, which is the same way that the Nissen fundoplication works. So if, in fact, stopping reflux has an impact of Barrett's then by inference, or by implication, or by deduction, we should stop Barrett's.

                But we do not make that claim. And, in fact, what we do say is if a person has long-segment Barrett's, better than two (sonometers) or three (sonometers) they should not have a Stretta procedure. They should so something to clear that up first.

Eli Jammerman:  OK. And then on a slightly different vein, there was some - a publication that came out earlier this week stating that the eradication of H. pylori leads to higher than normal acid production. Do you see yourselves getting any mileage out of that from a marketing standpoint?

Larry Heaton:   Not specifically. Clearly, if a patient goes from having no problems with heartburn because they don't have a lot of acid and then they clear up the one problem and they get a lot of acid and then it manifests itself in some heartburn, then that might increase the patient population for us.

                The way we typically would look at that is that the patient - if a patient has problems with heartburn they should first escalate drug therapy trying at first the antacid, then going to the H2 blockers that escalate in may cases they're just going to go into a drug store and get some Prilosec right off the bat.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
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                But when that fails, as it will fail on when either it fails because the patient has very severe or just unpleasant side effects, about 10 percent of the population, or when it fails because it doesn't suppress acid enough to may them asymptomatic and they continue to have either breakthrough or chronic symptoms, which it does on about 10 to 15 percent. For that - for those patients they should consider something else. And that something else today would be either a Stretta procedure - in our mind - or a surgical procedure. Clearly, the Stretta procedure is far less morbid, less invasive, less expensive, and less scary than a surgical procedure. And since it doesn't burn any bridges there that patient should to knocking on the door of a surgeon who does the Stretta procedure or gastroenterologist who performs and get it taken care of.

Eli Jammerman:  OK. Sounds good. One other question and that is what is your expectation for total sales this year?

Larry Heaton:   We have not given guidance on total sales. We have said that we expect consistent sales performance during the course of the year. We expect increases in sales, you know, steady performance throughout 2004, and accelerated growth in 2005.

                We're really doing a lot of things to position ourselves so that when the CPT-1 permanent mainstream code takes effect January 1, '05 we see significant growth and get to the level of sales will be associated with profitability by the time we hit 2006.

Eli Jammerman:  OK. Thank you very much.

Larry Heaton:   You're very welcome.

Operator:       And as a reminder, star one. If you've been utilizing your mute function, you'll want to make sure that that is disengaged so your signal will be registered. And we'll pause just a moment.
                And again, star one for a question.
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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           04-21-04/3:30 p.m. CT
                                                           Confirmation # 441356
                                                                         Page 17


                There appear to be no further questions at this time. And at this time then I will turn the call back to you, Larry Heaton, for a closing remark.

Larry Heaton:   Thank you. And hopefully, that's a result of us being thorough in our disclosures with respect to our performance as a company.
                We strive to be open in our plans and in our execution. We're very pleased with the performance of the quarter and we believe it to be in line with what we have previously discussed.

                So having said that, I'll thank you each for your participation in today's call. And as always, if any questions should arise between now and the time we have our next scheduled call, please don't hesitate to call on us here at Curon Medical. Take care.

                                       END